CONSULTING AGREEMENT
                              --------------------

     THIS AGREEMENT, made as of the 1st day of June, 2005, by and between Kellwood Company, a Delaware corporation (hereinafter called the "Company"), and Hal J. Upbin (hereinafter called "Consultant"),

                                   WITNESSETH:

     WHEREAS, Consultant has heretofore been the Chairman, President and Chief Executive Officer of the Company; and

     WHEREAS, The Company desires to assure the continuation of Consultant's services to the Company in a consultant capacity, to obtain the benefit of his 17 years of experience in the Company as an executive officer.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

     1. Duties. The Company hereby engages Consultant, and Consultant hereby agrees to serve the Company in an advisory and consultative capacity concerning the business and operations of the Company. Consultant's primary interaction with the Company shall be through the office of the Chief Executive Officer. Consultant's primary duties are outlined below:

     A.   Mergers and Acquisitions
          1)   Assist in the development and execution of the M&A strategy.
               o    Identification of targets consistent with strategy.
               o    Share competitive intelligence.
               o In person or telephonic participation in regularly scheduled acquisition activities update meetings.
          2)   Participate in high level due diligence.
               o    Meet with the principals of target company.
               o    Assist in negotiation of deals.

     B. Financial
               o    Advise on balance sheet issues:
                        Restructurings, Debt Offerings, Stock Offerings, Stock Buybacks, Dividend Policy, etc.
               o Review and advise on materials to be used with the investment community.

               o    Review and advise on proposals from investment bankers.

     C.   Operating Issues
               o    Advise on possible division/subsidiary restructurings.
               o Advise/mentor division presidents on special situations, such as positioning a "tuck-in" acquisition within a division.

     D.   Mentoring
               o    Serve as executive coach to new CEO.

Consultant shall be available to devote his time and efforts in advisory and consultative capacities to the Company by such methods and at such times and places as mutually agreed upon.

     2. Offices. Consultant shall be provided an office at the Company's headquarters both in St. Louis and New York, with customary secretarial help, computer, blackberry and telephone services and support, and a leased auto, comparable to his current auto, including insurance.

     3. Term. The term of this Agreement shall be a period of three years beginning on February 1, 2006, except that:

          (a) The Company may terminate this Agreement at any time for cause, upon written notice to Consultant, in which event this Agreement shall terminate except for the provisions of Section 5 hereof, which shall survive such termination. For purposes hereof, "cause" shall mean either fraud, dishonesty or conduct materially injurious to the Company by Consultant in connection with his activities with the Company, or violation by Consultant of the terms of this Agreement.

          (b) This Agreement shall automatically terminate upon the death or permanent and total disability of Consultant.

          (c) Consultant may terminate this Agreement at any time upon written notice to the Company, in which event this Agreement shall terminate except for the provisions of Section 5 hereof, which shall survive such termination.

     4. Compensation. For his services hereunder, the Company shall pay to Consultant the amount of Six Hundred Thousand Dollars ($600,000) for the first



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year of this Agreement, Five Hundred Thousand Dollars ($500,000) for the second year, and Four Hundred Thousand Dollars ($400,000) for the third year; payable in equal monthly installments beginning February 28, 2006, and payable at the end of each month thereafter.

     5. Covenant Not to Compete. In consideration of the premises and provisions contained herein, Consultant hereby agrees that he will not, except in connection with his services to the Company hereunder, engage in any business engaged in by the Company during the term of this Agreement, and for one (1) year thereafter, anywhere in the world. This covenant shall survive the termination of this Agreement pursuant to Section 4 hereof and shall continue until, and shall terminate and be of no further force and effect upon, the expiration of one (1) year after termination hereof, unless such competing activities are previously approved in writing by the Compensation Committee of the Company.

     6. Construction. This Agreement shall be governed by the laws of the State of Missouri.

     7. Assignment. This Agreement is based upon the personal services of Consultant, and the rights and obligations of Consultant hereunder shall not be assignable. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

     8. Non-Disclosure. In view of the foregoing, Consultant agrees that he will not, during the term of this Agreement or after its termination, directly or indirectly, divulge, publish, disclose or otherwise reveal any trade secrets or other information about the Company, its business, products, methods, suppliers or customers acquired by him or disclosed to him during his employment with the Company or his association with the Company under this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Company so long as such information shall not have been generally disseminated to the public.

     9. Independent Contractor. In rendering the services contemplated by this Agreement, Consultant is acting as an independent contractor and not an employee



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

or agent of the Company and has no authority to and shall not in any way attempt to obligate or create any liability on behalf of the Company.

     10. Notices. Any notice, request or other communication to be given by any party hereunder shall be sufficient if in writing and hand delivered to the Secretary of the Company or to the Consultant or faxed thereto and effective upon receipt thereof.

     11. Waiver. Items, sections or parts of this Agreement can be subsequently waived only by a signed written agreement between duly authorized personnel of the two parties.

     12. Entire Agreement. This instrument supersedes all prior understandings and agreements of the parties and contains the entire agreement of the parties and may not be changed except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or extension is sought.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.





CONSULTANT:                                THE COMPANY:

/s/ Hal J. Upbin                           /s/ Janice E. Page

---------------------------------------    -------------------------------------
Hal J. Upbin                               Janice E. Page
                                           Chair of the Compensation
                                           Committee of the Company.

                                           Attest: __________________



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